NOBILITY HOMES, INC. ANNOUNCES RECORD SALES
AND EARNINGS FOR ITS FISCAL YEAR 2006

        Ocala, FL…December 21, 2006 — Today Nobility Homes, Inc. (NASDAQ: NOBH) announced record sales and earnings results for its fiscal year ended November 4, 2006. Sales for fiscal year 2006 increased 6% to $59,957,571 as compared to $56,710,925 recorded in fiscal year 2005. Income from operations for fiscal year 2006 increased 2% to $8,548,910 versus $8,342.410 in the same period a year ago. Net income after taxes increased 5% to $6,470,405 as compared to $6,172,217 for the same period last year. Diluted earnings per share for fiscal year 2006 increased 7% to $1.59 per share compared to $1.49 per share last year.

        For the fourth quarter of fiscal 2006, sales were $14,668,697 as compared to sales of $16,018,041 in the fourth quarter of last fiscal year. Income from operations for the fourth quarter of 2006 was $1,904,812 versus $2,548,746 in the same period last year. Net income after taxes was $1,386,122 versus last year’s results of $1,906,691. Diluted earnings per share for the fourth quarter were $0.34 per share versus diluted earnings of $0.46 per share last year.

        Nobility’s financial position continued to improve during fiscal year 2006 and remains very strong with cash and cash equivalents, short and long-term investments of $24,525,691 and no outstanding debt. Working capital is $22,043,781 and our ratio of current assets to current liabilities is 5.0:1. Stockholders’ equity increased to $41,683,136 and the book value per share of common stock increased to $10.21. The Company repurchased in the open market 89,175 shares of its common stock during fiscal year 2006. The Company’s Board of Directors has authorized the purchase of up to 200,000 additional shares of the Company’s stock in the open market. The Board of Directors declared an annual cash dividend of $.50 per common share for fiscal year 2006, an increase of 67% over the $.30 per share declared last fiscal year. The cash dividend is payable January 12, 2007 to stockholders of record as of January 2, 2007.

         Primarily as a result of the increasing costs related to the Sarbanes-Oxley 404 compliance and the increasing costs of being a public company, the Board of Directors has hired the investment banking firm of Savvian Advisors, to explore the strategic alternatives available for the Company.

        Terry Trexler, President stated, “Fiscal year 2006, was another good year for Nobility Homes despite a very competitive and difficult environment in the manufactured housing industry. Industry shipments in Florida for the first nine months of calendar year 2006 were down over 30% from the hurricane impacted shipments of 2005. Fourth quarter sales and operations of fiscal 2006 were adversely impacted by the reduced Florida shipments and continues to be impacted by the volatile pricing in lumber, O.S.B., sheetrock, steel and oil related products and services, with little price stability in sight. A recent price increase did help the operating income at the manufacturing facilities; however, we anticipate continued pressure on both sales and earnings for fiscal 2007. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country and, because of the strong operating leverage inherent in the Company, we expect to continue out-performing the industry. With an improving economy, stable unemployment claims, and increasing but still low interest rates in 2007, management expects the demand for our homes to remain good. The Company is well positioned to capitalize on the demand in the future by controlling the retail distribution, financing, and insuring of our homes and by being financially sound to take advantage of opportunities as they develop.”

        Nobility Homes, Inc. has specialized for the past 39 years in the design and production of quality, affordable manufactured homes at its two plants located in central Florida. With nineteen Company retail sales centers, a finance company joint venture, and an insurance subsidiary, Nobility is the only vertically integrated manufactured home company headquartered in Florida.

        MANAGEMENT WILL HOLD A CONFERENCE CALL ON THURSDAY, December 21, 2006, AT 4:30 PM EASTERN TIME. TO PARTICIPATE, PLEASE DIAL 1-800-967-7134. THE PASSCODE FOR THE CALL IS 4671589. YOU MAY ALSO ACCESS THE CALL AT:

www.nobilityhomes.com OR http://www.videonewswire.com/event.asp?id=37111

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws, including our statement that working capital requirements will be met with internal sources. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC
CONSOLIDATED BALANCE SHEETS

	November 4, 2006	November 5, 2005
Assets
Current Assets:
Cash and cash equivalents	$12,380,874	$14,368,183
Short-term investments	440,205	414,526
Accounts receivable - trade	379,370	250,376
Inventories	12,413,704	9,549,486
Prepaid income taxes	1,048,667	248,958
Prepaid expenses and other current assets	644,628	484,109
Deferred income taxes	228,222	225,245

Total current assets	27,535,670	25,540,883
Property, plant and equipment, net	3,911,983	3,791,558
Long-term investments	11,704,612	11,833,065
Other investments	1,849,428	1,819,494
Other assets	2,173,332	2,071,862

Total assets	$47,175,025	$45,056,862

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$879,698	$1,390,218
Accrued compensation	1,003,064	1,311,854
Accrued expenses and other current liabilities	845,617	1,318,657
Income taxes payable	--	--
Customer deposits	2,763,510	3,964,519

Total current liabilities	5,491,889	7,985,248
Deferred income taxes	--	2,152

Total liabilities	5,491,889	7,987,400

Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.10 par value, 500,000
shares authorized, none issued	--	--
Common stock, $.10 par value, 10,000,000
shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	9,780,423	9,005,610
Retained earnings	40,349,250	35,096,462
Accumulated other comprehensive income	169,819	174,027
Less treasury stock at cost, 1,282,764 and
1,306,182 shares, respectively, in 2006 and 2005	(9,152,847)	(7,743,128)

Total stockholders’ equity	41,683,136	37,069,462

Total liabilities and stockholders’s equity	$47,175,025	$45,056,862

NOBILITY HOMES, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended		Twelve Months Ended
	November 4, 2006	November 5, 2005	November 4, 2006	November 5, 2005
Net sales	$14,668,697	$16,018,041	$59,957,571	$56,710,925
Cost of goods sold	(10,356,476)	(11,238,628)	(42,279,048)	(40,243,309)

Gross profit	4,312,221	4,779,413	17,678,523	16,467,616
Selling, general and administrative expenses	(2,407,409)	(2,230,667)	(9,129,613)	(8,125,206)

Operating income	1,904,812	2,548,746	8,548,910	8,342,410

Other income:
Interest income	198,738	172,371	780,103	598,904
Undistributed earnings in joint venture - Majestic 21	99,080	92,271	409,434	373,482
Earnings from finance revenue sharing agreement	116,900	--	317,900	--
Miscellaneous income	12,822	36,303	90,288	57,421

	427,540	300,945	1,597,725	1,029,807

Income before provision for income taxes	2,332,352	2,849,691	10,146,635	9,372,217
Provision for income taxes	(946,230)	(943,000)	(3,676,230)	(3,200,000)

Net income	1,386,122	1,906,691	6,470,405	6,172,217
Other comprehensive income, net of tax:
Unrealized investment gain	24,138	35,089	17,976	96,239

Comprehensive income	$1,410,260	$1,941,780	$6,488,381	$6,268,456

Weighed average number of shares outstanding
Basic	4,063,073	4,058,361	4,049,172	4,043,394
Diluted	4,084,268	4,157,625	4,069,470	4,134,923
Earnings per share
Basic	$0.34	$0.47	$1.60	$1.53
Diluted	$0.34	$0.46	$1.59	$1.49
Cash dividends paid per common share	$--	$--	$0.30	$0.20